Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA  November 11, 2009 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended October 3, 2009.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		October 3,	September 27,	October 3,	September 27,
(In Thousands, Except Share and Per Share Data)		2009	2008	2009	2008

Sales	(a)	$103,754	$114,156	$320,452	$349,588

Operating income	(b)	7,821	6,342	25,436	27,355

Interest, dividend and other income (expense), net	(c)	57	600	170	1,766

Income before income taxes		7,878	6,942	25,606	29,121

Income tax provision		3,210	2,828	10,434	11,864

Net income		$4,668	$4,114	$15,172	$17,257

Basic and diluted net income per common share		$1.48	$1.30	$4.80	$5.46

Basic and diluted weighted average common share outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)         Same store sales decreased 9.1% and 8.3% during the thirteen and thirty-nine weeks ended October 3, 2009, respectively, compared to the same periods of 2008.  Sales have been negatively impacted by economic conditions and increased competition in our trade area; however, the Company has implemented new marketing programs in an effort to retain and attract customers.

(b)        Operating income increased during the third quarter of 2009, compared to the third quarter of 2008, primarily due to a significant reduction in stock appreciation rights (SARs) compensation expense partially offset by the negative impact of reduced sales and an increase in hourly union wage rates.  During the third quarter of the prior year, the Company recorded SARs compensation expense of $2,489, whereas in the same period of the current year, the Company reversed previously recognized SARs compensation expense of $135.

On a year-to-date basis, the Company experienced a decrease in operating income as the result of lower sales and higher hourly wage rates as discussed above.  Lower operating income was partially offset by a decrease in SARs compensation expense.  The Company recognized SARs compensation expense of $286 and $2,300 for the first thirty-nine weeks of fiscal 2009 and 2008, respectively.

(c)         Net interest and dividend income is substantially lower for the thirteen and thirty-nine weeks ended October 3, 2009 compared to the same periods in 2008 due to significantly lower interest rates and cash available for investment due to a special cash dividend totaling $79,027 paid on December 8, 2008.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950